SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:
May 14, 2007

____________________

STRATUM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-51229 (Commission File Number)	51-0482104 (I.R.S. Employer Identification No.)

Three Riverway, Suite 1500 Houston, Texas (Address of principal executive offices)		77056 (Zip code)

Registrant’s telephone number, including area code: (713) 479-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

  On March 8, 2007, Stratum Holdings, Inc. (the “Company”) filed a Form 8-K report announcing that it had completed a Stock Purchase Agreement to acquire the outstanding capital stock of Decca Consulting, Ltd. (“Decca”). The transaction closed on March 2, 2007, and the total purchase consideration was $5.1 million (plus working capital) paid in a combination of cash, notes payable and 828,572 shares of the Company’s common stock, along with Warrants to purchase 200,000 shares of the Company’s common stock at $2.10 per share. Pursuant to Item 9.01 of the Form 8-K report filed on March 8, 2007, the Company hereby provides the historical financial statements of Decca and the condensed pro forma financial statements reflecting the combination of the Company, Decca and CYMRI Corporation, which was acquired on May 23, 2006, for the periods indicated in Item 9.01 below.

Management’s Discussion and Analysis of Decca’s
Financial Condition and Results of Operations

General

  Decca was founded as a private company by two individuals, Barry Ahearn and Dave Hunter, in 2003 as the successor to an earlier business started in 1983. Decca provides consulting services to the Canadian energy market. The company contracts with approximately 75 consultants who provide drilling-related services and other consulting services to oil and gas operators in Alberta and neighboring provinces. Barry Ahearn and Dave Hunter are remaining with Decca, and entered into multi-year employment contracts at the time of closing.

  Decca currently provides consulting services for approximately 50 Canadian oil and gas companies from its offices in Calgary, Alberta. It competes with a number of other private and public companies which provide consulting services to the Canadian oil and gas industry. Decca has a small amount of tangible property and equipment and considers the expertise of its consultants and the goodwill of its customers to be its main economic assets.

  Decca’s historical financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Unless otherwise indicated, amounts are presented in U.S. currency.

Results of Operations

Year ended December 31, 2006 versus year ended December 31, 2005 — Total revenues of Decca for the year ended December 31, 2006 were $18,054,000 compared to $12,465,000 for the year ended December 31, 2005.

Revenues from energy consulting services for the year ended December 31, 2006 were $18,019,000 compared to $12,394,000 for the year ended December 31, 2005. This 45% increase in consulting revenues on a U.S. currency converted basis was substantially due to the increase in the volume of man days billed to customers as Decca was able to expand the breadth and scope of its drilling related consulting services for the Canadian oil and gas industry.

Other income consists of administration income and interest income and amounted to $35,000 for the year ended December 31, 2006 compared to $72,000 for the year ended December 31, 2005. The decrease primarily resulted from a decline in administration income due to a change in the mix of customers for which Decca provides billable administration services.

Cost of consulting services was $16,409,000 for the year ended December 31, 2006 versus $11,106,000 for the year ended December 31, 2005. Costs of consulting services increased slightly as a percentage of consulting revenues to approximately 91% for the year ended December 31, 2006, compared to approximately 90% for the year ended December 31, 2005, due to competitive market forces.

Annual partner bonuses were $933,000 for the year ended December 31, 2006 versus $885,000 for the year ended December 31, 2005. This increase was due to an increase in the Company’s net income prior to partner bonuses. On an annual basis, Decca has taken advantage of the favorable income tax rate of a Canadian Controlled Private Corporation (see Note 4 to the Financial Statements) by declaring and paying bonuses to the partner/shareholders at the end of each fiscal year in an amount necessary to reduce Decca’s Canadian taxable income to no more than $300,000 (Canadian).

General and administrative (“G&A”) expenses were $447,000 for the year ended December 31, 2006 versus $243,000 for the year ended December 31, 2005. This increase resulted primarily from increases in administrative consulting expense and marketing promotional expenses.

Interest expense was $7,000 for the year ended December 31, 2006 versus $4,000 for the year ended December 31, 2005. This increase resulted primarily from an increase in bank overdraft charges.

Income taxes were $41,000 for the year ended December 31, 2006 versus $37,000 for the year ended December 31, 2005. The amounts in both years represent a combined federal and provincial income tax rate of approximately 16% of pre-tax income, after partner bonuses, reflecting Decca’s status as a Canadian Controlled Private Corporation (see Note 4 to the Financial Statements).

Statement of Cash Flows for Years Ended December 31, 2006 and 2005

Operating activities. Cash flow from operating activities reflects revenues, less direct operating expenses, as well as changes in working capital. Decca’s net cash provided from operating activities was $396,000 for the year ended December 31, 2006 versus cash used in operating activities of $10,000 for the year ended December 31, 2005. This increase resulted primarily from an increase in net consulting revenues (consulting revenues less cost of consulting services). Operating cash flow amounts are net of changes in working capital which resulted in an increase in cash of $182,000 in the year ended December 31, 2006 and a net decrease in cash of $199,000 in the year ended December 31, 2005, with the relative increase between these periods due primarily to changes in timing between the incurrence of and payment of accounts payable and accrued liabilities.

Investing activities. Net cash used in investing activities increased to $19,000 for the year ended December 31, 2006 from $2,000 for the year ended December 31, 2005. This increase resulted primarily from the purchase of marketable securities.

Financing activities. Net cash used in financing activities was $349,000 for the year ended December 31, 2006 compared to zero for the year ended December 31, 2005. This increase resulted from the declaration of a cash dividend in the amount of $349,000, which was paid proportionately to each of Decca’s stockholders in the year ended December 31, 2006.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

        See Exhibit 99.1
(b)	Pro Forma Financial Statements (unaudited)

        See Exhibit 99.2

    (d) Exhibits

        Exhibit 99.1

        Exhibit 99.2

Notes to Pro Forma Combined Financial Statements	PF-1

Pro Forma Combined Balance Sheet as of December 31, 2006	PF-2

Pro Forma Combined Statements of Operations for the year ended December 31, 2006	PF-4

Pro Forma Combined Statements of Operations for the year ended December 31, 2005	PF-6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATUM HOLDINGS, INC.

By:	/s/ Richard A. Piske, III
Richard A. Piske, III Chief Executive Officer

By:	/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr. Chief Financial Officer

May 14, 2007